Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements of Under Armour, Inc. (Forms S-8 Nos. 333-172423, 333-130567, and 333-129932) of our report dated April 30, 2015, relating to the consolidated financial statements of MyFitnessPal, Inc., which report appears in this Current Report on Form 8-K/A of Under Armour, Inc.

/s/ Moss Adams LLP

San Francisco, California
April 30, 2015